Exhibit 99.1

Viragen International Completes $1.8 Million Private Placement Financing

PLANTATION, FLORIDA – July 28, 2006 – Viragen, Inc. (AMEX: “VRA”) and its majority-owned subsidiary Viragen International, Inc. (OTC BB: “VGNI”) today announced that Viragen International, Inc. has completed a private placement Unit offering to accredited investors providing gross proceeds of $1.8 million. After fees and expenses, the Company received approximately $1.6 million in net proceeds. Dawson James Securities, Inc., a healthcare & biotechnology investment banking firm, acted as the placement agent.

The $1.8 million private placement offering involved 18,000 Units, priced at $100 per Unit, with each Unit consisting of one share of Series C Cumulative Preferred Stock and 200 shares of common stock of Viragen International, Inc. The preferred shares have a dividend of 24% per annum payable annually commencing July 14, 2007.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any security and shall not constitute an offer, solicitation or sale of any securities in any jurisdiction in which such offering, solicitation or sale would be unlawful. The securities offered in the private placement to the investors were not registered under the Securities Act of 1933, as amended (the “Act”), and may not be offered or sold in the United States absent registration, or an applicable exemption from registration, under the Act.

About Viragen International, Inc.:

With global operations in the U.S.A., Scotland, and Sweden, Viragen International, Inc. is a biopharmaceutical company engaged in the research, development, manufacture and commercialization of Multiferon® (multi-subtype, human alpha interferon) targeting a broad range of malignant and infectious diseases. The Company is a majority-owned subsidiary of Viragen, Inc. (AMEX: “VRA”).

Viragen International, Inc. Corporate Contact:

Douglas Calder, Director of Communications

Phone: (954) 233-8746; Fax: (954) 233-1414

E-mail: dcalder@viragen.com

The foregoing press announcement contains forward-looking statements that can be identified by such terminology such as “believes,” “expects,” “potential,” “plans,” “suggests,” “may,” “should,” “could,” “intends,” or similar expressions. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results to be materially different from any future results, performance or achievements expressed or implied by such statements. In particular, management’s expectations regarding future research, development and/or commercial results could be affected by, among other things, uncertainties relating to clinical trials and product development; availability of future financing; unexpected regulatory delays or government regulation generally; the Company’s ability to obtain or maintain patent and other proprietary intellectual property protection; and competition in general. Forward-looking statements speak only as to the date they are made. The Company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made.

Viragen International, Inc.

865 SW 78th Avenue, Suite 100, Plantation, Florida 33324 – Telephone (954) 233-8746 – Fax (954) 233-1414